Exhibit 10.48

Effective as of March 29, 2017

Dear Jim:

Upon your execution of this letter agreement, you will be entitled to receive a one-time special retention bonus of $312,500 (“Retention Bonus”) from Lands’ End, Inc. (the “Company”). The Retention Bonus will be paid in cash on or about April 16, 2017 (subject to withholding and payroll taxes). If your employment with the Company terminates prior February 2, 2018, you will be required to repay the full amount of the Retention Bonus, including any taxes withheld, to the maximum extent permitted by law, unless such termination is (a) by the Company other than for Cause (as defined in your Executive Severance Agreement with the Company, dated as of January 27, 2016 (the “ESA”)), (b) by you for Good Reason (as defined in the ESA) or (c) due to your death or Disability (as defined in the ESA). Such repayment must be made to the Company within thirty (30) days of your last day as an employee of the Company.

Sincerely,

LANDS’ END, INC.

By: /s/ Kelly Ritchie
Name: Kelly Ritchie
Title: Senior Vice President, Employee and Customer Services

Accepted and agreed to as of March 29, 2017

/s/ James Gooch
James Gooch